EX-99.4g

              JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK
                            2900 Westchester Avenue
                            Purchase, New York 10577
                                                             [GRAPHIC OMITTED]
                                A STOCK COMPANY

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                        CONTRACT ENHANCEMENT ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED. THE TERMS OF THE CONTRACT ALSO APPLY TO THIS ENDORSEMENT EXCEPT AS THEY ARE CHANGED BY THE TERMS OF THIS ENDORSEMENT. THE CONTRACT IS ENDORSED AS FOLLOWS:

1.   The CONTRACT DATA PAGE is amended by the addition of the following:

CONTRACT ENHANCEMENT CHARGE. On an annual basis, this charge equals 0.42% of the daily net asset value of the Portfolios. This charge will also be assessed against the Guaranteed Periods, resulting in a credited interest rate of 0.42% less than the annual credited interest rate that would apply to the Guaranteed Period if the Contract Enhancement had not been elected. However, in no event will the interest rate credited to the Guaranteed Periods go below the 3% Minimum Guaranteed Rate. This charge will only be applied during the first seven Contract Years.

RECAPTURE CHARGE. The Contract Enhancement will be recaptured whenever a withdrawal of the corresponding Premium is made (except as provided in the Free Withdrawal provision) or upon the exercise of the Right to Examine period, in accordance with the following schedule:

    Contribution Year of Premium                   Recapture Charge Percentage
    -----------------------------                  ---------------------------
               1 and 2                                         3%
             3, 4 and 5                                        2%
               6 and 7                                         1%
            After year 7                                       0%

2.   The following DEFINITION is added to the Contract:

CONTRACT ENHANCEMENT.  The Company will add a credit to the Contract Value of 3%
of  each  Premium   received  during  the  first  Contract  Year.  The  Contract
Enhancement is not credited for Premium received after the first Contract Year.

3. The GENERAL PROVISIONS is amended by the addition of the following provision:

CONTRACT ENHANCEMENT. The Company will credit 3% of each Premium payment received during the first Contract Year for an additional charge as indicated on the Contract Data Page. The Company will discontinue deducting this charge after the seventh Contract Year. The Contract Enhancement will be recaptured whenever a withdrawal of the corresponding Premium is made (except as provided in the Free Withdrawal provision) or upon the exercise of the Right to Examine period, in accordance with the Recapture Charge schedule.

4. The INTEREST RATE ADJUSTMENT section of the ACCUMULATION PROVISIONS FOR GUARANTEED PERIOD is amended by the addition of the following sentence:

I and J will not  include  any  Contract  Enhancement  or  Contract  Enhancement
Charge.


7326NY 05/02

5. The WITHDRAWAL PROVISION is amended by revising the second paragraph of the WITHDRAWAL CHARGE provision:

The Withdrawal Charge will be deducted from the remaining Contract Value such that the actual reduction in Contract Value as a result of the withdrawal may be greater than the withdrawal amount requested and paid. For purposes of determining the Withdrawal Charge, withdrawals will be allocated first to earnings, if any (which may be withdrawn free of Withdrawal Charge), and then to Premium to which the lowest (if any) charges apply.

6. The WITHDRAWAL PROVISION is amended by the addition of the following provision:

RECAPTURE CHARGE. The Contract Enhancement will be recaptured whenever a withdrawal of the corresponding Premium is made (except as provided in the Free Withdrawal provision) or upon the exercise of the Right to Examine period, in accordance with the following schedule:

    Contribution Year of Premium                    Recapture Charge Percentage
    -----------------------------                   ---------------------------
               1 and 2                                          3%
             3, 4 and 5                                         2%
               6 and 7                                          1%
            After year 7                                        0%

The Recapture Charge percentage will be applied to the portion of the corresponding Premium reflected in the amount withdrawn (except as provided in the Free Withdrawal provision). The amount recaptured will be taken from the Portfolios and the Guaranteed Periods in the same proportion as the Withdrawal Charge.


                                     SIGNED FOR THE JACKSON NATIONAL LIFE
                                     INSURANCE COMPANY OF NEW YORK

                                     /s/ Thomas J. Meyer


                                     SECRETARY

7326NY 05/02